Exhibit 99(b)

Genesee & Wyoming Inc. Announces Pricing of Public Offering of Class A Common Stock

DARIEN, Conn.—(BUSINESS WIRE)— December 13, 2016—Genesee & Wyoming Inc. (“G&W”) (NYSE: GWR) announced today that it has priced its previously announced offering of 4,000,000 shares of its Class A Common Stock at $75.00 per share (the “Offering”), resulting in aggregate gross proceeds to G&W of $300,000,000. G&W has granted the underwriters of the Offering a 30-day option to purchase up to an additional 600,000 shares of Class A Common Stock. The Offering is expected to close on December 19, 2016, subject to customary closing conditions.

G&W expects the net proceeds of the Offering to be $285,500,000 (or $328,475,000 if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by G&W. G&W intends to use the net proceeds of the Offering to fund its previously announced acquisition of Pentalver Transport Limited (“Pentalver”) and to repay indebtedness. If the acquisition of Pentalver is not consummated, G&W intends to use the remaining net proceeds from the Offering for general corporate purposes, including repaying indebtedness, strategic investments and acquisitions.

BofA Merrill Lynch, Citigroup and J.P. Morgan are serving as the joint book-running managers for the Offering.

The shares of Class A Common Stock will be issued pursuant to an effective registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 and available for review on the SEC’s website at www.sec.gov. A prospectus supplement related to the Offering of Class A Common Stock will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

Copies of the prospectus supplement and the accompanying base prospectus related to the Class A Common Stock may be obtained from:

BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com;

Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1-800-831-9146; and

J.P. Morgan, Attn: Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-866-803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About G&W

Genesee & Wyoming owns or leases 122 freight railroads worldwide that are organized in 10 operating regions with approximately 7,300 employees and more than 2,800 customers.*

•	G&W’s eight North American regions serve 41 U.S. states and four Canadian provinces and include 115 short line and regional freight railroads with more than 13,000 track-miles.*

•	G&W’s Australia Region provides rail freight services in New South Wales, including in the Hunter Valley coal supply chain, and in the Northern Territory and South Australia, including operating the 1,400-mile Tarcoola-to-Darwin rail line. The Australia Region is 51% owned by G&W and 49% owned by a consortium of funds and clients managed by Macquarie Infrastructure and Real Assets.

•	G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

*	This information includes G&W’s acquisition of the Providence and Worcester Railroad, which is subject to pending U.S. Surface Transportation Board approval.

Source: Genesee & Wyoming Inc.

Contacts:

Michael Williams, Corporate Communications

Genesee & Wyoming Inc., Darien, Connecticut

mwilliams@gwrr.com

1-203-202-8900

This press release contains “forward-looking statements,” including with respect to the proposed acquisition of Pentalver by G&W and the impact of recently closed acquisitions. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could change or delay any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed within the anticipated time frame or at all or that the expected benefits of the acquisition will be realized. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the share purchase agreement; (2) the inability to complete the acquisition due to the failure to satisfy the conditions to closing; (3) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the acquisition; (4) the ability to recognize the benefits of the acquisition and other recent acquisitions and investments; (5) legislative, regulatory and economic developments; and

(6) other factors described in G&W’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this communication are beyond G&W’s ability to control or predict. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect G&W’s business, particularly those identified in the cautionary factors discussed in G&W’s prospectus supplement related to the Offering of Class A Common Stock and annual report on Form 10-K for the year ended December 31, 2015 and its quarterly report on Form 10-Q for the quarter ended September 30, 2016 incorporated by reference therein. G&W does not undertake, and expressly disclaims, any duty to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.